Exhibit (99.1)

Media Contact:
David Lanzillo                                          585-781-5481                               david.lanzillo@kodak.com

Investor Relations Contacts:
Ann McCorvey                                                               585-724-5096                                antoinette.mccorvey@kodak.com
Angela Nash                                            585-724-0982                                angela.nash@kodak.com

Kodak Board Approves $1.0 Billion Stock Repurchase Program

Buyback Represents Approximately 25% of Outstanding Stock at Recent Share Prices

Company Also Announces Refund Settlement with U.S. Internal Revenue Service; Has Received Approximately $581 Million

ROCHESTER, N.Y., June 24 – Eastman Kodak Company (NYSE:EK) announced today that its Board of Directors has authorized a stock repurchase program totaling as much as $1.0 billion of the company’s outstanding common stock. At recent prices, the purchase of $1.0 billion of Kodak stock would represent approximately 25% of the shares outstanding.

The company also announced that it has received a tax refund from the U.S. Internal Revenue Service of $581 million. The refund is related to the audit of certain claims filed for tax years 1993-1998, and is composed of a refund of past federal income taxes paid of $306 million and $275 million of interest earned on the refund.

The company plans to fund the majority of the stock repurchase program, which is authorized through the end of 2009, from the tax refund, with the remainder to come from available cash on hand. The repurchase will commence as soon as practicable, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission that govern such purchases.

“Our Board’s decision to authorize this repurchase initiative underscores the rising confidence we have in Kodak’s product portfolio, in our current financial position, and in the execution of our strategy,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “With our significant liquidity and strong balance sheet, we continue to pursue a variety of long-term, value-creating growth initiatives that are well funded. In addition, we strongly believe that at the current price, the purchase of our own stock is an appropriate use of our cash and will further enhance long-term shareholder value.”

Separately, as part of the discussion of its second-quarter results on July 31, 2008, the company plans to update the investment community on the magnitude of the expected full-year net positive earnings impact from the following factors: the tax refund, commodity prices and related company actions, and the previously announced lengthening of the useful life assumptions of its film and paper manufacturing assets.

The federal tax refund claim related primarily to a 1994 loss recognized on the company’s sale of stock of a subsidiary, Sterling Winthrop Inc., which was originally disallowed under IRS regulations in effect at that time. The IRS subsequently issued revised regulations that served as the basis for this refund claim.

The refund will have a positive impact on the company’s net earnings for the second quarter of 2008 of $574 million.  Of the $574 million increase in net earnings, $300 million relates to the 1994 sale of Sterling Winthrop Inc., which will be reflected in earnings from discontinued operations, net of income taxes. The balance of $274 million, which represents interest, will be reflected in earnings from continuing operations.

Because of tax-loss carryforwards and other tax attributes, the company expects to retain $575 million of the $581 million proceeds received, with the difference representing expected payments in 2008 for state income taxes.

Under the terms of the repurchase program, the company may repurchase shares in open market purchases or through privately negotiated transactions. The stock repurchase activities will be conducted in compliance with the safe harbor provisions of Rule 10b-18 of the Securities Exchange Act of 1934, as amended.  Kodak management will determine the timing and amount of any repurchase based on its evaluation of market conditions and other factors. Repurchases of common stock may also be made under 10b5-1 plans, which would permit common stock to be purchased when the company may otherwise be prohibited from doing so under insider trading laws.  The share repurchase program does not obligate the company to repurchase any dollar amount or number of shares of its common stock, and the program may be extended, modified, suspended or discontinued at any time.

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About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives. To learn more, visit www.kodak.com, and our blogs: 1000words.kodak.com, PluggedIn.kodak.com and growyourbiz.Kodak.com.

Editor’s Note: Kodak corporate news releases are now offered via RSS feeds. To subscribe, visit www.kodak.com/go/RSS and look for the RSS symbol. In addition, Kodak podcasts are viewable at www.kodak.com/go/podcasts. Podcasts may be downloaded for viewing on iTunes, Quicktime, or other PC-based media players. Users may also subscribe to Kodak podcasts via the iTunes store by typing “Kodak Close Up” in the search field at the top of the iTunes Store window.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Except for historical information contained herein, the matters set forth in this press release, including, but not limited to, statements concerning the Company’s repurchase of its common stock, its anticipated cash requirements and liquidity, its confidence in its financial position, strategy and growth prospects, and its plans to increase stockholder value, involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include, but are not restricted to, unpredictability and volatility of the price and volume of the Company’s common stock. Other risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008.

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